CONFIRMING STATEMENT


     This Statement confirms that the undersigned, Richard Bernstein, has authorized and designated Leonard W. Suroff and Richard A. Rubin, or any one or more of them, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 and Schedules 13D and 13G (including any amendments to any of the foregoing) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of IPORUSSIA, Inc. This Confirming Statement shall continue until the undersigned is no longer required to file Forms 4 and 5 and Schedules 13D and 13G with regard to the undersigned's ownership of or transactions in securities of IPORUSSIA, Inc., or such earlier time as the aforementioned individuals receive written revocation of the powers conferred hereby. The undersigned acknowledges that Leonard W. Suroff and Richard A. Rubin are not assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.




Date:    December 13, 2004

                                                        /s/ Richard Bernstein
                                                  ------------------------------
                                                          Richard Bernstein